Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES SECOND QUARTER FISCAL 2021 RESULTS

- Q2 GAAP EPS $0.62 and Adjusted EPS $0.59 (Tops Consensus Estimate) -

- YTD 2021 Adjusted EPS $1.15 versus $1.11 YTD 2020 (Pre-COVID) -

- Record YTD Cash Flow from Operations -

ST. LOUIS, May 4, 2021 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter and six months ended March 31, 2021 (Q2 2021 and YTD 2021) compared to the second quarter and six months ended March 31, 2020 (Q2 2020 and YTD 2020).

Vic Richey, Chairman and Chief Executive Officer, commented, “We continue to successfully manage through the COVID-19 global pandemic and our primary focus remains the health and safety of our employees, customers and suppliers. I’m proud of our entire team for how they’ve responded to the challenges over the past year, and I’m confident that we are positioning ourselves to be a stronger, more profitable company as we emerge from the pandemic and our end-markets fully recover.

“Our second quarter and year-to-date operating results reflect the importance of maintaining diversity across our end-markets, as this diversity, coupled with our substantial liquidity will continue to support our long-term growth. Our multi-segment platform enabled us to substantially mitigate the pandemic’s impact on our operating results, and our disciplined approach around working capital management allowed us to generate record cash flow in 2021.

“Given the strength of the first half of 2020 pre-COVID, we previously communicated that we expected the first half of 2021 to be slightly lower, comparatively. Through March 31st, we are ahead of our original profit expectations as our continued focus on operating execution and effective cost management drove our first-half Adjusted EPS to $1.15 per share, an increase of 4 percent over the Adjusted EPS of $1.11 per share reported in the first half of 2020. This was accomplished despite a 6 percent decrease in sales primarily due to COVID’s impact.

“Regarding our upcoming executive management team retirements announced previously, I’m pleased to welcome Chris Tucker to our executive leadership team as Senior Vice President and Chief Financial Officer replacing Gary Muenster, who’s retiring after 31 years at ESCO, with the past 18 years serving as Executive Vice President and Chief Financial Officer. Chris possesses a strong financial skill-set and a keen understanding of strategy, capital allocation, ROIC, and shareholder value creation developed during his 24 year career at Emerson.

“Additionally, Dave Schatz, who has been with ESCO for the past 23 years, has been promoted to Senior Vice President, General Counsel & Secretary replacing Alyson Barclay who is retiring after 33 years with the Company, most recently serving as Senior Vice President and with the past 21 years as General Counsel & Secretary. I look forward to working with Chris and Dave in their new roles, and I’d like to thank Gary and Alyson for their substantial contributions to ESCO’s success over their long careers.”

Discrete Items

During Q2 2021, the Company recorded a $1.9 million pretax gain from the contingent cash settlement of the fiscal 2019 sale of the former Doble headquarters property in Watertown, Massachusetts, partially offset by $0.7 million of facility shut-down costs related to the closure of a former USG manufacturing facility in Toronto (described in the November 2020 earnings release). The combined impact resulted in a net after-tax gain of $0.03 per share which is excluded from the calculation of Adjusted EBITDA and Adjusted EPS in Q2 2021.

There were no Discrete Items identified in Q2 2020 impacting GAAP EPS or Adjusted EPS.

During Q1 2020, the company completed the sale of its Technical Packaging segment which resulted in gross cash proceeds of $191 million and a net gain on the sale of $77 million, or $2.93 per share, which is recorded as discontinued operations. The impact of discontinued operations is excluded from the calculation of Adjusted EBITDA and Adjusted EPS in 2020.

The financial results presented include certain non-GAAP financial measures such as EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents.

Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Earnings Summary

Q2 2021 GAAP EPS was $0.62 per share (GAAP net earnings of $16.3 million) and included the net earnings’ impact of the Q2 2021 Discrete Items described above. Excluding the net earnings impact of the Discrete Items, Q2 2021 Adjusted EPS was $0.59 per share.

Q2 2020 GAAP EPS and Adjusted EPS was $0.68 per share (GAAP net earnings of $17.8 million).

Adjusted EBITDA was $31 million in Q2 2021 and Q2 2020, and YTD Adjusted EBITDA increased to $60 million, from $59 million YTD 2020.

Operating Highlights – Q2

•	Net sales were $167 million in Q2 2021, compared to $180 million in Q2 2020, pre-COVID.

•	A&D segment sales decreased $12 million in Q2 2021, resulting from lower commercial aerospace sales due to COVID, partially offset by a $4 million increase in Navy sales.

•	Driven by an increase in chamber project deliveries internationally, Test sales increased to $44 million in Q2 2021 from $42 million in Q2 2020.

•	USG sales were $40 million in Q2 2021 compared to $44 million in Q2 2020 as a result of COVID restrictions impacting on-site personnel at substations, large transformers and other customer locations. Q2 2021 sales were also impacted by the higher volume of sales reported in Q1 2021 as several utility customers accelerated calendar year-end spending for equipment and software requirements. The quarterly timing of YTD 2021 sales resulted in a modest decrease in sales from YTD 2020, pre-COVID.

•	Consolidated gross margin percentage increased to 38.1 percent in Q2 2021 from 37.3 percent in Q2 2020 driven by a favorable sales mix coupled with manufacturing cost reduction actions previously implemented across the company.

•	SG&A expenses decreased $1.2 million in Q2 2021 compared to Q2 2020 as a result of lower spending (lower headcount, less travel, no pension costs) which helped to offset the reduced sales due to COVID.

•	Interest expense decreased $0.9 million in Q2 2021 compared to Q2 2020 due to lower debt outstanding.

•	The effective income tax rate increased to 23.5 percent in Q2 2021 from 11 percent in Q2 2020. The significantly lower tax rate in Q2 2020 reflected the favorable impact of certain one-time tax strategies implemented in the prior year which were not repeated.

•	Entered orders were $176 million in Q2 2021 (book-to-bill of 1.06x) with all three operating segments reporting backlog growth, resulting in ending backlog of $522 million at March 31, 2021.

•	YTD 2021 net cash provided by operating activities was $57 million, resulting in a net cash position (total cash on hand, less total borrowings) of $24 million at March 31, 2021 reflecting a 0.23x leverage ratio.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “While still being impacted by COVID within our commercial aerospace and utility businesses, I’m really pleased with our Q2 and YTD results as we continue to see numerous highlights across the company which offset the obvious headwinds.

“Driven by our increased focus on working capital management and cash conversion, a clear highlight for the first half of the year is the strength of our cash generation which continued to increase our liquidity. Our strong balance sheet has us positioned favorably as we move forward on current acquisition opportunities and continue to expand our internal investments in new product development across the company.

“From an operations perspective, A&D clearly led our Q2 2021 success by substantially exceeding our internal expectations on both sales and earnings, as the segment reported an Adjusted EBIT margin of nearly 22 percent in the Quarter. A&D’s margin contribution was impressive given the noted decrease in commercial aerospace sales, which have historically been a meaningful profit contributor to the segment. This solid margin was achieved as a result of our actions to reduce costs and resize the business during 2020 in response to the downturn in commercial air travel.

“Delivering a solid operating margin in A&D during COVID reflects the strength of our program, product and end-market diversity, as the Navy and defense markets remained resilient. A&D’s longer-term operating margins are expected to improve as the commercial aerospace market recovers over time, while further benefitting from our lower operating cost structure. The defense portion of A&D, both military aerospace and Navy products, is expected to remain strong for the foreseeable future given its sizeable backlog coupled with the timing of expected platform deliveries.

“We continue to see tangible signs of recovery in commercial aerospace as passenger boardings continue to increase and we’ve noted that more airlines are adding idled aircraft back into the fleet. We believe as COVID vaccinations become more widespread, the hesitance within the traveling public will diminish and this will accelerate pent-up travel demand.

“The performance of the Test segment continues to be solid as we increased our Q2 2021 sales by over 5 percent and delivered an EBIT margin of 13 percent. While not immune from COVID’s impact, our Test business continues to demonstrate its resilience by delivering consistently solid operating results, and we expect Test’s outlook to remain positive given the strength of its served markets, primarily related to new communications technologies such as 5G, and our growing shielding business. Our view of 5G’s future is favorable given the size of the investments being made by numerous large, global companies leading its development.

“While USG’s Q2 2021 sales were softer than originally projected, primarily due to the timing within the respective quarters in the first half of 2021, I’m pleased with their performance year-to-date both from a sales and Adjusted EBIT perspective. Doble was most impacted by the sales timing profile in Q2 2021, while NRG’s renewable energy business significantly exceeded our internal expectations and prior year.

“USG’s YTD 2021 sales were down modestly from prior year due to COVID’s impact on the utility industry world-wide, but I’m pleased to see the YTD 2021 Adjusted EBIT margin of 20 percent, up from 15 percent YTD 2020. A favorable sales mix in addition to our cost reduction actions implemented last year are having a positive impact on our operating margins, and we expect that trend to continue.

“We expect to see some continued deferrals of test equipment purchases and maintenance-related projects for the next few months, but our positive outlook for the second half of the year remains unchanged.

“I’m encouraged by the enthusiasm being generated in the market surrounding several new products and solutions recently introduced at Doble, and we continue to see NRG’s end markets gaining momentum as investments in renewable energy have been increasing in both wind and solar. Sales of our recently upgraded solar products have been growing far better than anticipated and we expect that growth to continue.

“Wrapping up, I’m pleased that we continue to generate substantial cash from operations and were able to increase our Q2 2021 Adjusted EBITDA margin to 19 percent, up from 17 percent in Q2 2020, despite the lower contribution from our commercial aerospace business and the timing of USG’s quarterly sales.

“Given our strong financial condition, we expect to fund future acquisitions while organically growing our business through continued investment in new products and solutions. We are evaluating a solid pipeline of M&A opportunities and we are confident that we will add to our current portfolio. We are clearly focused on targets that will increase shareholder value by adding complementary businesses that deliver meaningful returns.

“We have positioned ourselves favorably from a cost structure standpoint and we anticipate a gradual return to a more normal operating environment in the second half of 2021. I continue to have a strong, favorable view of our future.”

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 16, 2021 to stockholders of record on July 1, 2021.

Business Outlook – 2021 (COVID Uncertainty)

Our current Business Outlook for the remainder of 2021 is consistent with the commentary included in the Company’s previous earnings releases and is summarized below.

In mid-year 2020, business disruptions related to the pandemic began to affect the Company’s operations and continued throughout the balance of the year. During 2021, the commercial aerospace and utility end-markets have seen some degree of customer stabilization, as well as notable pockets of recovery; however, there is still uncertainty as to the timing and pace of the recovery in these areas.

The wide distribution of viable COVID-19 vaccines is anticipated to benefit and accelerate the recovery of commercial air travel and utility spending with customers resuming normal testing protocols and equipment purchases, but Management has determined that it is advisable to wait before resuming specific guidance.

Given this uncertainty, it is difficult to predict how the balance of 2021 will be affected using normal forecasting methodologies, therefore, the Company will continue its suspension of forward-looking guidance.

To assist shareholders and analysts, Management will continue offering “directional” guidance for the balance of 2021, by stating that the Company continues to see tangible signs of recovery that point to a solid outlook for the back half of the year, and the second half of 2021 is expected to compare favorably to the second half of 2020 given the anticipated elements of recovery.

Management’s current expectations for 2021 show growth in Sales, Adjusted EBITDA, Adjusted EPS, and cash flow from operating activities compared to 2020, with Adjusted EBITDA reasonably consistent with 2019, pre-COVID.

Conference Call

The Company will host a conference call today, May 4, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2021 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 9334419).

Forward-Looking Statements

Statements in this press release regarding the timing and magnitude of recovery in the Company’s end markets resulting from the availability of viable COVID-19 vaccines, the continuing impacts of COVID-19 on the Company’s results, Sales, Adjusted EBITDA, Adjusted EPS, cash flow, results of cost reduction efforts, margins, growth, the financial success of the Company, the strength of its end markets, the outlook for the A&D, Test and USG segments, the ability to increase shareholder value, the timing and success of acquisition efforts, internal investments in new products and solutions, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020; the availability and acceptance of viable COVID-19 vaccines by enough of the U.S. and world’s population to curtail the pandemic; the continuing impact of the COVID-19 pandemic including labor shortages, facility closures, shelter in place policies or quarantines, material shortages, transportation delays, termination or delays of Company contracts, and the inability of our suppliers or customers to perform; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; the timing and content of future contract awards or customer orders; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the success of the Company’s acquisition efforts; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; labor disputes; changes in U.S. tax laws and regulations; other changes in laws and regulations including but not limited to changes in accounting standards and foreign taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBITDA” as EBITDA excluding certain defined charges, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were ($0.03) per share in Q2 2021.

EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, Navy, space and process markets worldwide, as well as composite-based products and solutions for Navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2021		Three Months Ended March 31, 2020
Net Sales	$166,644		180,492
Cost and Expenses:
Cost of sales	103,113		113,242
Selling, general and administrative expenses	38,746		39,982
Amortization of intangible assets	4,917		5,220
Interest expense	432		1,320
Other (income) expenses, net	(1,903)		703
Total costs and expenses	145,305		160,467

Earnings before income taxes	21,339		20,025
Income tax expense	5,025		2,203

Net earnings	$16,314		17,822

Diluted EPS:
Diluted - GAAP
Net earnings	$0.62		0.68

Diluted - As Adjusted Basis
Continuing operations	$0.59	(1)	0.68

Diluted average common shares O/S:	26,201		26,088

(1)	Q2 2021 Adjusted EPS excludes $0.03 per share of after-tax income associated with the final settlement from the sale of the Doble Watertown facility partially offset by charges related to the Doble Manta facility consolidation.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2021		Six Months Ended March 31, 2020
Net Sales	$329,593		352,220
Cost and Expenses:
Cost of sales	201,890		219,969
Selling, general and administrative expenses	79,746		82,087
Amortization of intangible assets	9,865		11,030
Interest expense	973		3,741
Other (income) expenses, net	(1,880)		998
Total costs and expenses	290,594		317,825

Earnings before income taxes	38,999		34,395
Income tax expense	8,999		5,809

Earnings from continuing operations	30,000		28,586

(Loss) earnings from discontinued operations, net of tax expense of $269	-		(601)
Gain on sale of discontinued operations, net of tax expense of $23,734	-		76,614

Earnings from discontinued operations	-		76,013

Net earnings	$30,000		104,599

Diluted EPS:
Diluted - GAAP
Continuing operations	$1.15		1.09
Discontinued operations	0.00		2.91
Net earnings	$1.15		4.00

Diluted - As Adjusted Basis
Continuing operations	$1.15	(1)	1.11	(2)

Diluted average common shares O/S:	26,192		26,126

(1)	YTD Q2 2021 Adjusted EPS excludes after-tax income associated with the final settlement from the sale of the Doble Watertown facility which was offset by charges related to the Doble Manta facility consolidation and ATM acquisition inventory step-up.
(2)	YTD Q2 2020 Adjusted EPS excludes $0.02 per share of after-tax charges primarily related to the move of the Doble headquarters facility.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q2 2021	Q2 2020	Q2 2021	Q2 2020
Net Sales
Aerospace & Defense	$83,278	95,124	83,278	95,124
USG	39,555	43,768	39,555	43,768
Test	43,811	41,600	43,811	41,600
Totals	$166,644	180,492	166,644	180,492

EBIT
Aerospace & Defense	$18,196	21,736	18,236	21,736
USG	6,725	4,866	5,461	4,866
Test	5,688	5,651	5,688	5,651
Corporate	(8,838)	(10,908)	(8,548)	(10,908)
Consolidated EBIT	21,771	21,345	20,837	21,345
Less: Interest expense	(432)	(1,320)	(432)	(1,320)
Less: Income tax expense	(5,025)	(2,203)	(4,810)	(2,203)
Net earnings from cont ops	$16,314	17,822	15,595	17,822

Note 1: Adjusted net earnings of $15.6 million in Q2 2021 excludes $0.03 per share of after-tax income associated with the final settlement from the sale of the Doble Watertown facility partially offset by charges related to the Doble Manta facility consolidation.

EBITDA Reconciliation to Net earnings from continuing operations:

			Adjusted	Adjusted
	Q2 2021	Q2 2020	Q2 2021	Q2 2020
Consolidated EBITDA	$31,874	31,388	30,940	31,388
Less: Depr & Amort	(10,103)	(10,043)	(10,103)	(10,043)
Consolidated EBIT	21,771	21,345	20,837	21,345
Less: Interest expense	(432)	(1,320)	(432)	(1,320)
Less: Income tax expense	(5,025)	(2,203)	(4,810)	(2,203)
Net earnings from cont ops	$16,314	17,822	15,595	17,822

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q2 2021	YTD Q2 2020	YTD Q2 2021	YTD Q2 2020
Net Sales
Aerospace & Defense	$150,169	172,635	150,169	172,635
USG	94,095	96,602	94,095	96,602
Test	85,329	82,983	85,329	82,983
Totals	$329,593	352,220	329,593	352,220

EBIT
Aerospace & Defense	$27,576	34,249	27,936	34,319
USG	19,456	14,153	18,842	14,773
Test	11,030	10,307	11,030	10,307
Corporate	(18,090)	(20,573)	(17,740)	(20,573)
Consolidated EBIT	39,972	38,136	40,068	38,826
Less: Interest expense	(973)	(3,741)	(973)	(3,741)
Less: Income tax	(8,999)	(5,809)	(9,021)	(5,975)
Net earnings from cont ops	$30,000	28,586	30,074	29,110

Note 1: Adjusted net earnings of $30.1 million in YTD Q2 2021 excludes income from the final settlement on the sale of the Doble Watertown facility offset by charges related to the Doble Manta facility consolidation and ATM acquisition inventory step-up.

Note 2: Adjusted net earnings of $29.1 million in YTD Q2 2020 excludes $0.02 per share of after-tax charges related primarily to the facility move at Doble.

EBITDA Reconciliation to Net earnings from continuing operations:

			Adjusted	Adjusted
	YTD Q2	YTD Q2	YTD Q2	YTD Q2
	2021	2020	2021	2020
Consolidated EBITDA	$60,087	58,719	60,183	59,409
Less: Depr & Amort	(20,115)	(20,583)	(20,115)	(20,583)
Consolidated EBIT	39,972	38,136	40,068	38,826
Less: Interest expense	(973)	(3,741)	(973)	(3,741)
Less: Income tax expense	(8,999)	(5,809)	(9,021)	(5,975)
Net earnings from cont ops	$30,000	28,586	30,074	29,110

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2021	September 30, 2020
Assets
Cash and cash equivalents	$45,653	52,560
Accounts receivable, net	124,580	144,082
Contract assets	95,002	96,746
Inventories	145,342	136,189
Other current assets	17,523	17,053
Total current assets	428,100	446,630
Property, plant and equipment, net	143,401	139,870
Intangible assets, net	345,261	346,632
Goodwill	411,661	408,063
Operating lease assets	18,929	21,390
Other assets	10,050	10,938
	$1,357,402	1,373,523

Liabilities and Shareholders' Equity
Current maturities of long-term debt & short-term borrowings	$20,000	22,368
Accounts payable	47,091	50,525
Contract liabilities	106,622	100,551
Other current liabilities	72,870	82,585
Total current liabilities	246,583	256,029
Deferred tax liabilities	59,949	60,938
Non-current operating lease liabilities	14,501	16,785
Other liabilities	39,362	38,176
Long-term debt	2,000	40,000
Shareholders' equity	995,007	961,595
	$1,357,402	1,373,523

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

Six Months Ended March 31, 2021
Cash flows from operating activities:
Net earnings	$30,000
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,115
Stock compensation expense	2,745
Changes in assets and liabilities	7,401
Gain on sale of building and land	(1,950)
Effect of deferred taxes	(989)
Net cash provided by operating activities	57,322

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(6,684)
Proceeds from sale of building and land	1,950
Capital expenditures	(13,153)
Additions to capitalized software	(3,973)
Net cash used by investing activities	(21,860)

Cash flows from financing activities:
Proceeds from long-term debt	34,000
Principal payments on long-term debt and short-term borrowings	(74,368)
Dividends paid	(4,167)
Net cash used by financing activities	(44,535)

Effect of exchange rate changes on cash and cash equivalents	2,166

Net decrease in cash and cash equivalents	(6,907)
Cash and cash equivalents, beginning of period	52,560
Cash and cash equivalents, end of period	$45,653

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q2 2021	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 1/1/21	$343,212	124,010	44,859	512,081
Entered Orders	88,206	44,403	43,639	176,248
Sales	(83,278)	(43,811)	(39,555)	(166,644)
Ending Backlog - 3/31/21	$348,140	124,602	48,943	521,685

Backlog And Entered Orders - YTD Q2 2021	Aerospace & Defense	Test	USG	Total
Beginning Backlog - 10/1/20	$344,661	122,032	50,688	517,381
Entered Orders	153,648	87,899	92,350	333,897
Sales	(150,169)	(85,329)	(94,095)	(329,593)
Ending Backlog - 3/31/21	$348,140	124,602	48,943	521,685

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q2 2021
EPS – GAAP Basis – Q2 2021	$0.62
Adjustments (defined below)	(0.03)
EPS – As Adjusted Basis – Q2 2021	$0.59

Adjustments exclude $0.03 per share consisting of income associated with the final settlement from the sale of the Doble Watertown facility partially offset by charges related to the Doble Manta facility consolidation in the second quarter of 2021. (The $0.03 of EPS adjustments per share consists of $934K of pre-tax income offset by $215K of tax expense for net impact of $719K.)

EPS – Adjusted Basis Reconciliation – YTD Q2 2020
EPS from Continuing Ops – GAAP Basis – YTD Q2 2020	$1.09
Adjustments (defined below)	0.02
EPS from Continuing Ops – As Adjusted Basis – YTD Q2 2020	$1.11

Adjustments exclude $0.02 per share consisting of move costs associated with the Doble facility consolidation in the first six months of 2020. (The $0.02 of EPS adjustments per share consists of $690K of pre-tax charges offset by $166K of tax benefit for net impact of $524K.)